Stillwater Mining Reports Modest Fourth Quarter 2007 Profit, Loss for Full Year; Post-2007 PGM Price Surge

BILLINGS, MT -- 02/25/2008 -- STILLWATER MINING COMPANY (NYSE: SWC) today reported net income for the fourth quarter 2007 of $0.4 million, or less than $0.01 per fully diluted share, on revenue of $148.7 million. This is lower than the $2.8 million of net income ($0.03 per fully diluted share) on $175.5 million of revenue reported for the same period in 2006.

For the full-year 2007, Stillwater Mining Company reported a net loss of $14.3 million, or $0.15 per fully diluted share, on revenues of $619.2 million. In 2006, the Company reported full-year net income of $7.9 million, or $0.09 per fully diluted share, on revenues of $613.1 million.

The 2007 financial loss is the result of low mine production, and to a lesser extent to rising costs per ounce of platinum-group metal (PGM) production. Mine production of palladium and platinum for the year totaled just 537,500 ounces, well below the 600,600 ounces produced in 2006. The lower production was primarily the result of some challenges on the labor front during 2007, challenges faced by the mining industry in general, including higher attrition among skilled mineworkers as the Company implemented a new longer work schedule, but also including a seven-day strike at the Stillwater Mine in July. Average mining productivity has dropped with the loss of experienced miners and mine performance is now more dependent on newly trained local miners. At the East Boulder Mine, productivity also has been lower in the face of transitional issues as the Company changes its mix of core mining methods there.

The Company did not benefit fully from increases in platinum and palladium prices during 2007 or 2006. The automotive contracts include floor prices on palladium production and ceiling prices on a smaller portion of platinum production that, at lower palladium prices and higher platinum prices, tend to insulate the Company from changes in market prices. Further, the Company had in place a hedge book of financially settled forward contracts at prices well below market on most of its remaining platinum production. These forward sales reduced net revenues and profits by $31.7 million and $31.1 million in 2007 and 2006, respectively.

Recycling activities continued strong in 2007, representing more than 50% of the Company's revenue for the year. In 2007, Stillwater Mining Company recycled a total of 372,900 PGM ounces through the smelter and refinery, up 7.8% from the 346,500 ounces recycled during 2006. Recycling activities contributed about $20.3 million to the Company's gross operating margin (before corporate overhead and financing charges) in 2007, compared to about $19.4 million in 2006.

As previously reported, during the first quarter of 2006 the Company completed its two-year program to sell the 877,169 ounces of palladium received in connection with the 2003 Norilsk Nickel transaction. In 2006, sales of this palladium contributed $17.6 million to revenues and $6.9 million to earnings. There were no corresponding sales in 2007.

Commenting on the surge in PGM prices during 2007 as well as early 2008, Francis R. McAllister, Stillwater Chairman and CEO, said; "Underlying the price surge is a fundamental supply shortage, specifically for platinum and rhodium, as demand for both in catalytic converters is very strong. In particular, the demand for platinum in automotive emission controls has grown at a compounded annual rate of about 13% for the past eight years, driven largely by the ever increasing popularity of diesel automobiles in Europe. Such demand growth, coupled with shortfalls in production from South Africa exacerbated by a mounting manpower skills shortage and safety issues, and compounded by the reduced availability of electrical power there, has driven prices up sharply. Recent market prices for platinum at $2,155 per ounce and rhodium at $9,080 per ounce are up 90% and 80%, respectively, since the beginning of 2007. Palladium, priced recently at $506 per ounce, is up a more modest 52%, but could benefit from growth in demand as users seek lower priced alternatives to platinum."

Regarding the outlook for 2008, Mr. McAllister noted, "With our remaining platinum hedges rolling off during the first half 2008 and palladium prices that exceed our contractual floors, we should be in a position to benefit from these strong market prices -- at least to the extent the strong prices continue. The platinum hedges reduced 2007 earnings by about $31.7 million, as about 98,000 ounces were locked in at prices in the $1,000 per ounce range, as compared to an average market price for platinum last year of just over $1,300 per ounce. By comparison, only 15,000 ounces remain hedged at the beginning of 2008, all scheduled to roll off during the first half of 2008. Except for the 14% of our platinum production subject to a ceiling price of $850 per ounce under one of our automobile contracts, all of our remaining platinum production during 2008 should be priced very close to market.

"The Company's contractual palladium floor prices for 2007 averaged $345 per ounce, slightly below the average market price of $355 per ounce. In reality, despite the higher average market price, only a portion of 2007 palladium sales exceeded the floors, so the Company received a contractual benefit from floor prices on the remaining sales. For 2008, the palladium floor prices will average $360 per ounce, and with current market prices well above that level, the Company's results are likely to reflect directly and fully the benefit of higher palladium prices."

Commenting on the Company's 2007 performance McAllister said; "We are clearly disappointed with the loss reported for 2007, particularly in view of the strong underlying price environment for PGMs. But, despite the poor 2007 performance, given the shortage of skilled miners and rising prices, on the whole we believe actions taken in 2007 place the Company on the right track, in accelerating the move to a more local based workforce, reducing our platinum hedge book and shifting toward more cost-effective mining methods. We expect the benefits of these measures to become apparent in 2008 as our workforce grows in experience, masters the new mining methods and as the residual 2008 platinum hedge book of 15,000 ounces runs off completely.

"The labor issues during 2007 deserve some added comment. Several years ago, the Company implemented an unusual, 7-day-on, 7-day-off work schedule in order to attract experienced miners from outside the region, allowing them to commute weekly between home and the mines. This work schedule averaged just 35 hours per week, with no built-in overtime. More recently, as rising commodity prices have driven up competition in the industry for skilled underground miners, the schedule became less effective as these miners increasingly chose to leave us and find jobs closer to home. At the same time, we found ourselves grappling with sharply higher rates quoted by the mining contractors we have used to augment our workforce and with steeply rising employee benefits costs. In this tight labor, higher-cost environment, we recognized the 7-on, 7-off work schedule, while popular, was rapidly becoming ineffective, was underutilizing our workforce and was making our benefit costs unduly expensive when viewed on an hourly basis. Taking all these factors into consideration, we concluded that attracting and retaining miners from out of state was no longer a viable option and that while painful, we needed to make changes if we were to remain competitive and be able to sustain operations long term.

McAllister commented on Stillwater's ongoing miner training program, stating, "In 2005 we had moved to recruit Montana residents. We redesigned, greatly expanded and implemented an ongoing six month long miner training program based upon our highly successful GETSafe (Guide-Educate-Train) safety process. We expanded our 18 month long mentoring program for new miners as well as reduced, our hiring age from 21 to 19 years of age.

"Having so prepared ourselves, in early 2007, prior to the July expiration of the Stillwater Mine labor agreement, we implemented a change in work schedules at the Stillwater Mine, moving to a more complex, 43-hour per week schedule that included some built-in overtime. We did this, acknowledging we would accelerate the loss of experienced miners; miners who used their days off under the previous schedule to travel home or to hold down other jobs. During this same period, we also reduced the Company's reliance on mining contractors, many of whom were no longer cost effective and were competing with us for experienced miners. The change in work schedule, together with uncertainties around the impending labor negotiations, resulted in high attrition within our mining workforce -- considerably higher even than we had anticipated. This attrition continued throughout the summer and then moderated by year end. Finally, going from a four crew schedule of 7-on, 7-off allowed us to maintain the same 'on shift' manpower with the new three crew schedule effectively offsetting this attrition rate.

"In early July," McAllister continued, "the United Steelworkers turned down a labor agreement endorsed by their leadership and went on strike for seven days at the Stillwater Mine and Columbus processing facilities. The lost production during the negotiations and subsequent strike, while significant, was exacerbated for a time by high attrition among our maintenance groups that sharply reduced equipment availability and slowed our ability to get ore out of the mine. When combined with lower productivity from our less experienced miners, the result was much lower production in 2007 than originally anticipated.

"The challenge of bringing newer miners up to full productivity is largely a matter of time as they gain experience. Additional experience, coupled with ongoing training efforts, will naturally increase their productivity. However, that implies lower total mine production for a period of time -- while it also offers an opportunity to take mine production beyond its historical levels once the workforce is fully seasoned. Considering these circumstances, our production guidance for 2008 is between 550,000 and 565,000 ounces from the mines, stronger than 2007 performance, but well below 2006. Absent any major disruptions, this level of production should be achievable with current and expected resources. Achieving this performance assumes reasonable rates of attrition and successful renegotiation of the labor agreement at East Boulder Mine, while there may be additional upside if mining productivity improves more rapidly than projected."

McAllister added, "The Company's total cash costs per PGM ounce produced(1) in 2007 averaged $328 per ounce compared to $295 per ounce in 2006. Total cash costs in 2007 benefitted from strong by-product prices and recycling earnings, both of which are taken as credits against total cash costs. Offsetting these benefits, however, were rising costs for labor and materials, and the lower overall mine production. The Company's earlier guidance for full year 2007 estimated that average total cash costs for the year would fall between $300 and $315 per ounce. For 2008, the Company is providing guidance for total cash costs of between $355 and $375 per ounce produced, reflecting about a 10% year-on-year assumed increase in underlying costs. "

(1) As discussed in more detail in the Company's 2007 Annual Report on Form 10-K, total cash cost per ounce of production is a non-GAAP measure of extraction efficiency; this and similar measures are widely reported within the mining industry.

Regarding the Company's mine transformation efforts, McAllister reported, "Operationally, during 2007 we continued to focus our efforts on strengthening the long-term competitiveness of the Company's mining properties. Several infrastructure projects were completed during 2007, including a new ventilation portal at the Stillwater Mine, and new surface facilities for the miners at the East Boulder Mine. Our ongoing effort to improve the developed state and increase proven reserves at both mines also continued to progress, with over 39,000 feet of new primary development and about 491,000 feet of definitional drilling completed during 2007. Proven reserves were maintained at about 4.8 million tons and 2.7 million contained ounces as reserve additions offset production. The Company's development objective is to achieve and maintain proven reserves equal to about 40 months of production; as reserves have reached that level the Company has redirected some of its development resources into ore production. At year-end 2007, proven reserves represented about 45 months of production at current production rates.

"Our mine transformation efforts during 2008 will focus on continued workforce development, the extension of a major decline below the existing operating levels at Stillwater Mine and refinement of captive cut-and-fill stopes and other selective mining methods at both mines. During 2008, we will further upgrade the metallurgical processing facilities in Columbus, including about $22 million for the construction of a second smelter furnace to accommodate growth in recycling and mine production. We will continue our miner training program to broaden mining skills within the Company's existing workforce and to train new employees in these skills. We also plan to expand training and development opportunities for our front-line supervisors."

Turning to the Company's marketing efforts, Mr. McAllister commented, "In early 2006, the Company established the Palladium Alliance International, or PAI, primarily to promote palladium as a jewelry metal and to provide expertise to the jewelry industry in working with palladium. During 2007, the PAI participated with the International Platinum Group Metals Association in an industry-wide study of the market for palladium jewelry, directed toward identifying how best to develop and support this market from the industry's perspective. We are hopeful that these efforts lead to broader participation in the palladium marketing program from within the industry.

"During 2007 the PAI also continued its focus within the Chinese jewelry market, presenting targeted promotional marketing in the Chinese media and providing technical assistance and fabrication tips to manufacturers of palladium jewelry pieces. Similar efforts were directed toward North American and European markets, although on a smaller scale."

Concluding with some comments on the Company's exploration efforts, Mr. McAllister added, "The Company also continued its diversification program during 2007. Through our interest in Pacific North West Capital Corp., a Canadian exploration company that specializes in identifying and delineating potential PGM reserve targets, we expended about $0.7 million during 2007 to participate in exploration efforts at Good News Bay in Alaska and to fund a broad evaluation of other potential exploration targets within the region. In July, we invested $1.5 million in Benton Resources Corp., another Canadian exploration company, providing an equity interest in Benton and participation in their emerging Goodchild prospect. We believe that conducting exploration through companies with attractive existing prospects and seasoned exploration teams makes sense in view of our limited manpower resources. We also are continuously evaluating other strategic opportunities within the mining industry."

Cash Flow and Liquidity

The Company's cash and cash equivalents totaled $61.4 million at December 31, 2007, down $26.9 million from the end of 2006. Including the Company's available-for-sale investments in highly liquid federal agency notes and commercial paper, the Company's total available liquidity at year end 2007 was $89.0 million, down about $34.9 million from liquidity of $123.9 million at the end of 2006. The year-on-year drop in liquidity was largely the result of increases in working capital, including those associated with the growth of our recycling business. Working capital constituting marketable inventories and related advances in the Company's growing PGM recycling business increased to $83.7 million at the end of 2007 from $70.9 million at the end of 2006. Total cash and other working capital decreased to $195.8 million at December 31, 2007, from $198.7 million at the end of 2006. Also at the end of 2007, the Company had $20.3 million available to it under undrawn revolving credit lines.

Net cash provided from operating activities totaled $56.4 million in 2007, down substantially from $97.0 million in 2006. Essentially all of this decrease is explained by a $22.2 million drop in net income year-on-year plus the non-recurring benefit during 2006 of $17.6 million in sales of palladium received in the Norilsk Nickel transaction. Capital expenditures were $87.9 million in 2007, well below the planned $107.7 million spending level for the year, and lower than the $97.8 million of capital spending in 2006. The 2007 plan included about $18 million of expenditures for upgrading the Company's processing facilities in Columbus, Montana. Much of that planned spending was deferred into 2008, pending completion of engineering design work on the new furnace in late 2007. The Company's capital expenditure guidance for 2008 is about $110 million, which includes about $22 million for the new smelter furnace in Columbus.

The Company paid down $2.6 million of debt and capital lease obligations during 2007, in accordance with the terms of its credit and lease agreements. Outstanding debt, at December 31, 2007, was $128.0 million.

Fourth Quarter Results - Details

In the fourth quarter of 2007, the Company's mining operations produced 131,700 PGM ounces including 91,400 ounces from the Stillwater Mine and 40,300 ounces from East Boulder Mine. For the comparable quarter of 2006, Stillwater Mine produced 107,700 ounces and East Boulder Mine 46,600 ounces. The nearly 15% decrease in total output between 2007 and 2006 resulted from lower manpower counts in 2007 at the Stillwater Mine, as well as unusually favorable active mining areas at Stillwater in the fourth quarter of 2006. The decrease at the East Boulder Mine primarily reflects the transitional challenges of changing from highly mechanized methods toward more selective mining.

Sales from mine production totaled 126,200 ounces in the fourth quarter of 2007 at an overall average realization of $528 per ounce, compared to 164,800 ounces at $499 per ounce in the fourth quarter of 2006. Problems with equipment availability at Stillwater Mine that reduced production during the 2007 third quarter affected the fourth quarter's PGM sales. Although PGM market prices rose in the fourth quarter of 2007, the Company's average realization in both periods was reduced by contractual price caps on platinum and by losses on forward sales commitments for platinum at prices well below current market. Partially offsetting these factors were above-market pricing provisions for palladium sales under the Company's contracts with major automobile companies. The Company's average realization on palladium sales from mine production was $389 per ounce in the 2007 fourth quarter, compared to $370 per ounce in the same period of 2006. The comparable average realization on platinum, net of the loss on forward sales and contractual price caps, was $1,006 per ounce in the fourth quarter of 2007 and $933 per ounce in the 2006 fourth quarter.

During the fourth quarter of 2007, the Company processed about 94,300 ounces of PGMs from recycled catalytic materials. By comparison, in the fourth quarter of 2006 the Company processed about 107,800 ounces of recycled material. The Company processes both material it purchases from third parties and material toll processed on behalf of others for a fee.

Revenues for the fourth quarter 2007 totaled $148.7 million, down 15% from $175.5 million in the fourth quarter of 2006. Proceeds (net of hedging offsets) from sales of mined PGMs totaled $66.6 million in the 2007 fourth quarter, down from $82.2 million in the same quarter of 2006, reflecting the lower ounces sold in the 2007 quarter. Recycling revenues also declined to $78.4 million from $91.5 million in last year's fourth quarter, despite the higher 2007 PGM prices. Resales of purchased metal generated $3.7 million and $1.9 million in revenue during the 2007 and 2006 fourth quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) decreased to $122.8 million in the 2007 fourth quarter from $143.9 million in the fourth quarter of 2006, mostly reflecting the lower production and sales volumes in the 2007 quarter. Mining costs included in costs of metals sold decreased to $46.0 million in the 2007 fourth quarter from $57.6 million in the 2006 fourth quarter. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $74.0 million in the fourth quarter of 2007, compared to $85.2 million in the fourth quarter of 2006, also driven by the lower volumes processed in the fourth quarter 2007. Purchases totaling 10,400 ounces and 6,000 ounces of palladium for resale added $2.8 million and $1.1 million to fourth-quarter 2007 and 2006 costs, respectively.

Depreciation and amortization expense decreased to $20.3 million in the 2007 fourth quarter from $22.4 million in the same period of 2006. The decrease is attributable to the lower 2007 mine production offset in part by slightly higher amortization rates in 2007.

General and administrative ("G&A") costs decreased to $5.4 million in the fourth quarter of 2007 from $6.2 million in the 2006 fourth quarter. Year-on-year increases in these costs were more than offset by benefit forfeitures and share-based compensation adjustments.

Net income of $0.4 million for the fourth quarter of 2007 included, by business segment, $0.3 million from mining operations, $6.0 million from recycling activities, and $0.9 million of income from miscellaneous metal sales, less corporate costs including $5.4 million of G&A expense and $1.5 million of unallocated net interest expense. The remaining $0.1 million net benefit is from miscellaneous income and expense items.

For the fourth quarter of 2006, the reported net income of $2.8 million included income from mining operations of $2.2 million and income from recycling activities of $8.0 million. These earnings items were offset by $6.2 million of G&A expense and $1.7 million of net unallocated interest expense. The remaining $0.5 million net benefit is from miscellaneous income and expense items. Overall performance for the quarter reflected good mining conditions and strong production, particularly at the Stillwater Mine.

Year End Results - Details

For the full year 2007, Stillwater Mining Company produced 537,500 ounces of PGMs from its mining operations, including 359,300 ounces from the Stillwater Mine and 178,200 ounces from the East Boulder Mine. This was much weaker than in 2006, when the Company's mines produced 600,600 ounces -- 409,400 ounces at Stillwater and 191,200 ounces at East Boulder. The lower production during 2007 was driven mostly by labor issues, including exceptionally high attrition among the mine workforce, a seven-day work stoppage at the Stillwater Mine, and a higher proportion of less-experienced miners in the workforce.

Platinum and palladium sold from mine production during 2007 totaled 544,800 ounces at an overall average realization of $509 per ounce, compared to 603,800 ounces sold during 2006 at a combined average realization of $484 per ounce. Broken out by metal, total mine sales in 2007 included 424,500 ounces of palladium at an average realization, with the benefit of contract floor prices, of $384 per ounce; for 2006, sales of mined palladium totaled 465,600 ounces at an average realized price of $370 per ounce. Platinum sales from mined production in 2007 were 120,300 ounces at an average realization, net of hedging losses and contractual pricing caps, of $953 per ounce, compared to 138,200 ounces at $868 per ounce in 2006.

Recycling activity increased modestly during 2007, with a total of 372,900 ounces of spent catalytic material processed, up from 346,500 ounces processed in 2006. The Company processed both material purchased from third parties and material toll processed on behalf of third parties for a fee.

Total Company revenues for 2007 equaled $619.2 million, up very slightly from $613.1 million of revenue in the previous year, as higher PGM prices offset lower overall sales volumes in 2007. Sales of mined PGM ounces contributed $277.5 million to 2007's total revenue and $292.2 million to 2006 revenue. Recycling revenues expanded to $326.4 million in 2007 from $269.9 million in 2006, as higher market prices for PGMs (including rhodium) amplified the small increase in volumes processed. Revenues from sales of the palladium received in the 2003 Norilsk Nickel transaction contributed $17.6 million in 2006; there were no corresponding sales during 2007, as that sales program was completed in the first quarter of 2006. Other sales, mostly of metal purchased to meet resale obligations, contributed $15.4 million to 2007 revenue, down from $33.4 million in 2006.

Costs of metals sold, excluding depreciation and amortization expense, increased by 5% to $523.3 million for 2007 from $493.5 million in 2006, driven mostly by recycling activity. The cost of mining operations, included in these numbers, increased only 1.6% to $203.1 million in 2007 from $200.0 million in 2006. Recycling costs of metals sold, however, increased by about 22% to $305.9 million from $250.4 million in 2006. Most of the cost of recycling represents cost to purchase the spent catalyst material itself, while the actual processing is a relatively small portion of the total cost. The increase in recycling cost between 2007 and 2006 is almost entirely the result of rising per-ton acquisition costs as the value of the contained PGMs in the catalytic material has risen. Costs associated with sales of the palladium received in the Norilsk Nickel transaction were $10.8 million in 2006, with no corresponding cost in 2007; again, the sales program for these metals was completed during the first quarter of 2006. Costs of other miscellaneous metals purchased for resale equaled $14.3 million in 2007, down from $32.3 million on much higher purchase volumes in the prior year.

Depreciation and amortization expense decreased slightly to $82.5 million in 2007 from $83.7 million in 2006. The decrease reflects the lower 2007 production volumes, which more than offset higher 2007 amortization rates that reflected new assets placed in service during 2007.

G&A costs increased during 2007 to $28.5 million from $27.7 million in 2006. The $0.8 million increase is the result of higher market development efforts (up $1.4 million year-on-year) and exploration expenses (up $0.7 million), offset mainly by benefit forfeitures.

The Company's net loss for of the full year 2007 was $14.3 million. Breaking this out by business segment, mining operations lost $7.8 million, recycling contributed $27.0 million of earnings (including financing charges), and miscellaneous metal transactions generated $1.2 million of income. At the corporate level, G&A expense totaled $28.5 million and unallocated interest expense equaled $6.2 million.

For the full year 2006, the Company's reported net income was $7.9 million. Mining operations contributed $8.4 million to earnings, recycling added earnings of $25.3 million, income from miscellaneous metal sales equaled $1.1 million and sales related to the palladium received in the Norilsk Nickel transaction generated an additional $6.9 million of income. Partially offsetting this were corporate overhead expenses of $27.7 million and $6.1 million of unallocated net interest expense.

Stillwater Mining Company will host its 2007 year-end results conference call at 12:00 noon Eastern Standard Time on February 26, 2008. The conference call dial-in numbers are 800-288-8974 (U.S.) and 612-288-0329 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 911770, through March 4, 2008, ending at 11:59 p.m. Eastern Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2007 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Ore Reserves, Key Factors Tables and Financial Statements follow.

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                 Three months ended   Twelve months ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
REVENUES
 Mine production                $  66,578  $  82,170  $ 277,456  $ 292,204
 PGM recycling                     78,418     91,460    326,394    269,941
 Sales of palladium received in
  Norilsk Nickel transaction            -          -          -     17,637
 Other                              3,718      1,916     15,365     33,366
                                ---------  ---------  ---------  ---------
   Total revenues                 148,714    175,546    619,215    613,148
COSTS AND EXPENSES
 Costs of metals sold
  Mine production                  46,004     57,646    203,121    199,982
  PGM recycling                    73,979     85,152    305,911    250,444
  Sales of palladium received
   in Norilsk Nickel
   transaction                          -          -          -     10,785
  Other                             2,784      1,092     14,289     32,300
                                ---------  ---------  ---------  ---------
    Total costs of metals sold    122,767    143,890    523,321    493,511
 Depreciation and amortization
  Mine production                  20,262     22,342     82,396     83,583
  PGM recycling                        58         25        142        100
                                ---------  ---------  ---------  ---------
    Total depreciation and
     amortization                  20,320     22,367     82,538     83,683
                                ---------  ---------  ---------  ---------
     Total costs of revenues      143,087    166,257    605,859    577,194
 Exploration                          500          -      1,062        332
 Marketing                          1,591        952      5,586      4,186
 General and administrative         3,288      5,215     21,817     23,221
 (Gain)/loss on disposal of
  property, plant and equipment         4        115       (180)       279
                                ---------  ---------  ---------  ---------
     Total costs and expenses     148,470    172,539    634,144    605,212
OPERATING INCOME (LOSS)               244      3,007    (14,929)     7,936
OTHER INCOME (EXPENSE)
 Other                                127       (209)       236         94
 Interest income                    2,762      2,927     11,705     11,322
 Interest expense                  (2,762)    (2,918)   (11,269)   (11,413)
                                ---------  ---------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAX
 PROVISION                            371      2,807    (14,257)     7,939
Income tax provision                    -          -          -        (10)
NET INCOME (LOSS)               $     371  $   2,807  $ (14,257) $   7,929
                                ---------  ---------  ---------  ---------
Other comprehensive income, net
 of tax                             5,756      9,937      9,578      1,799
                                ---------  ---------  ---------  ---------
COMPREHENSIVE INCOME (LOSS)     $   6,127  $  12,744  $  (4,679) $   9,728
                                =========  =========  =========  =========
Weighted average common shares
 outstanding
 Basic                             92,337     91,457     92,016     91,260
 Diluted                           92,532     91,941     92,016     91,580
Basic earnings (loss) per share
                                ---------  ---------  ---------  ---------
  Net income (loss)             $    0.00  $    0.03  $   (0.15) $    0.09
                                =========  =========  =========  =========
Diluted earnings (loss) per
 share
                                ---------  ---------  ---------  ---------
  Net income (loss)             $    0.00  $    0.03  $   (0.15) $    0.09
                                =========  =========  =========  =========

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                December 31,  December 31,
                                                    2007          2006
                                                ------------  ------------
ASSETS
 Current assets
  Cash and cash equivalents                     $     61,436  $     88,360
  Restricted cash                                      5,885         3,785
  Investments, at fair market value                   27,603        35,497
  Inventories                                        118,663       106,895
  Advances on inventory purchases                     28,396        24,191
  Trade receivables                                   12,144        16,008
  Deferred income taxes                                4,597         5,063
  Other current assets                                 6,092         4,540
                                                ------------  ------------
   Total current assets                              264,816       284,339
Property, plant and equipment, net                   465,054       460,328
Long-term investments                                  3,556         1,869
Other noncurrent assets                                8,981         9,487
                                                ------------  ------------
   Total assets                                 $    742,407  $    756,023
                                                ============  ============
LIABILITIES  AND STOCKHOLDERS' EQUITY
 Current liabilities
  Accounts payable                              $     17,937  $     24,833
  Accrued payroll and benefits                        20,944        20,348
  Property, production and franchise taxes
   payable                                            10,528        11,123
  Current portion of long-term debt and capital
   lease obligations                                   1,209         1,674
  Fair value of derivative instruments                 6,424        15,145
  Unearned income                                        788           570
  Other current liabilities                           11,144        11,897
                                                ------------  ------------
   Total current liabilities                          68,974        85,590
Long-term debt and capital lease obligations         126,841       129,007
Fair value of derivative instruments                       -           715
Deferred income taxes                                  4,597         5,063
Accrued workers compensation                           9,982        10,254
Asset retirement obligation                           10,506         8,550
Other noncurrent liabilities                           4,103         4,288
                                                ------------  ------------
   Total liabilities                            $    225,003  $    243,467
                                                ------------  ------------
 Stockholders' equity
  Preferred stock, $0.01 par value, 1,000,000
   shares authorized; none issued                          -             -
  Common stock, $0.01 par value, 200,000,000
   shares authorized; 92,405,111 and 91,514,668
   shares issued and outstanding                         924           915
  Paid-in capital                                    626,625       617,107
  Accumulated deficit                               (104,120)      (89,863)
  Accumulated other comprehensive loss                (6,025)      (15,603)
                                                ------------  ------------
   Total stockholders' equity                        517,404       512,556
                                                ------------  ------------
   Total liabilities and stockholders' equity   $    742,407  $    756,023
                                                ============  ============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                 Three months ended   Twelve months ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
Cash flows from operating
 activities
Net income (loss)               $     371  $   2,807  $ (14,257) $   7,929
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities
  Depreciation and amortization    20,320     22,367     82,538     83,683
  Lower of cost or market
   inventory adjustment               849      1,325      6,013      2,519
  (Gain)/loss on disposal of
   property, plant and equipment        4        115       (180)       279
  Asset retirement obligation         189        168        734        650
  Stock issued under employee
   benefit plans                    1,568      1,351      5,470      4,910
  Amortization of debt issuance
   costs                             (118)       201        500        783
  Share based compensation             60        932      3,805      3,549
Changes in operating assets and
 liabilities
  Inventories                      (8,238)    12,465    (16,518)   (24,440)
  Advances on inventory
   purchases                         (149)       821     (4,205)   (17,241)
  Trade receivables                  (722)     5,206      3,864     11,279
  Employee compensation and
   benefits                          (869)     2,651        596      2,547
  Accounts payable                  1,004      8,053     (6,896)    10,426
  Property, production and
   franchise taxes payable         (1,668)     2,017       (780)     1,581
  Workers compensation               (585)       464       (272)     4,400
  Unearned income                     227       (176)       218        (75)
  Restricted cash                  (1,500)         -     (2,100)    (1,100)
  Other                              (576)     1,402     (2,108)     5,284
                                ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                        10,167     62,169     56,422     96,963
                                ---------  ---------  ---------  ---------
Cash flows from investing
 activities
  Capital expenditures            (25,033)   (30,048)   (87,876)   (97,802)
  Purchases of long-term
   investments                          -     (1,869)    (1,687)    (1,869)
  Proceeds from disposal of
   property, plant and equipment       21        105        396        615
  Purchases of investments         (8,871)   (34,319)   (64,925)  (106,287)
  Proceeds from maturities of
   investments                     18,191     27,199     73,125    126,434
                                ---------  ---------  ---------  ---------
Net cash used in investing
 activities                       (15,692)   (38,932)   (80,967)   (78,909)
                                ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Payments on long-term debt and
   capital lease obligations         (401)      (448)    (2,631)   (10,726)
  Issuance of common stock, net
   of stock issue costs                 4         18        252        825
  Payments of debt issuance
   costs                                -          -          -       (579)
  Other                                 -        526          -        526
                                ---------  ---------  ---------  ---------
Net cash provided by (used in)
 financing activities                (397)        96     (2,379)    (9,954)
                                ---------  ---------  ---------  ---------
Cash and cash equivalents
 Net increase (decrease)           (5,922)    23,333    (26,924)     8,100
Balance at beginning of period     67,358     65,027     88,360     80,260
                                =========  =========  =========  =========
Balance at end of period        $  61,436  $  88,360  $  61,436  $  88,360
                                ---------  ---------  ---------  ---------

Stillwater Mining Company
Proven and Probable Ore Reserves*
December 31, 2007

                                                                      %
                                                                    Change
                                    Average               % Change    in
                                     Grade  Contained      in Tons  Ounces
                             Tons  (Oz/Ton)  Ounces         from     from
                           (000's)  Pd + Pt  (000's)        2006     2006
                           -------- -------- --------     -------  -------
Stillwater Mine
  Proven Reserves             2,784     0.65    1,796        0.30%   -1.21%
  Probable Reserves          14,360     0.61    8,791       -7.58%   -9.82%
Total Stillwater Mine        17,144     0.62   10,586 (1)   -6.38%   -8.47%

East Boulder Mine
  Proven Reserves             2,017     0.46      921        0.29%    2.10%
  Probable Reserves          20,868     0.46    9,660       -5.64%   -8.68%
Total East Boulder Mine      22,885     0.46   10,581       -5.14%   -7.83%

Total Proven Reserves         4,800     0.57    2,717        0.29%   -0.14%
Total Probable Reserves      35,228     0.52   18,451       -6.44%   -9.22%
Total Proven and Probable
 Reserves                    40,028     0.53   21,167 (1)   -5.68%   -8.16%

* In testing ore reserves at December 31, 2007, the Company applied the trailing 12-quarter combined average PGM market price of $476.20 per ounce, based upon the 12-quarter average palladium price of $292.08 per ounce and the 12-quarter average platinum price of $1,114.35.

(1) Columns do not add mathematically due to rounding.

Stillwater Mining Company

Key Factors                       Three months ended   Twelve months ended
(Unaudited)                          December 31,          December 31,
                                --------------------- ---------------------
                                  2007       2006       2007       2006
                                ---------- ---------- ---------- ----------
OPERATING AND COST DATA FOR MINE
 PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                              101        119        413        463
Platinum                                31         35        124        138
                                ---------- ---------- ---------- ----------
Total                                  132        154        537        601
                                ========== ========== ========== ==========
Tons milled (000)                      278        332      1,169      1,289
Mill head grade (ounce per ton)       0.52       0.51       0.50       0.51
Sub-grade tons milled (000) (1)         22         15         75         62
Sub-grade tons mill head grade
 (ounce per ton)                      0.11       0.14       0.12       0.13
Total tons milled (000) (1)            278        347      1,244      1,351
Combined mill head grade (ounce
 per ton)                             0.49       0.49       0.48       0.49
Total mill recovery (%)                 91         91         91         91
Total operating costs per ounce
 (Non-GAAP) (2)                 $      291 $      241 $      266 $      240
Total cash costs per ounce
 (Non-GAAP) (2)                 $      342 $      300 $      328 $      295
Total production costs per
 ounce (Non-GAAP) (2)           $      507 $      437 $      485 $      432
Total operating costs per ton
 milled (Non-GAAP) (2)          $      128 $      107 $      115 $      107
Total cash costs per ton milled
 (Non-GAAP) (2)                 $      150 $      133 $      142 $      131
Total production costs per ton
 milled (Non-GAAP) (2)          $      223 $      194 $      210 $      192

Stillwater Mine:
Ounces produced (000)
Palladium                               70         83        274        314
Platinum                                22         25         85         95
                                ---------- ---------- ---------- ----------
Total                                   92        108        359        409
                                ========== ========== ========== ==========
Tons milled (000)                      159        196        640        739
Mill head grade (ounce per ton)       0.62       0.59       0.60       0.60
Sub-grade tons milled (000) (1)         22         15         75         62
Sub-grade tons mill head grade
 (ounce per ton)                      0.11       0.14       0.12       0.13
Total tons milled (000) (1)            181        211        715        801
Combined mill head grade (ounce
 per ton)                             0.56       0.56       0.55       0.56
Total mill recovery (%)                 91         92         92         92
Total operating costs per ounce
 (Non-GAAP) (2)                 $      241 $      219 $      232 $      228
Total cash costs per ounce
 (Non-GAAP) (2)                 $      287 $      272 $      292 $      280
Total production costs per
 ounce (Non-GAAP) (2)           $      421 $      392 $      423 $      400
Total operating costs per ton
 milled (Non-GAAP) (2)          $      122 $      112 $      116 $      116
Total cash costs per ton milled
 (Non-GAAP) (2)                 $      145 $      139 $      147 $      143
Total production costs per ton
 milled (Non-GAAP) (2)          $      213 $      201 $      213 $      205

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                 Three months ended   Twelve months ended
                                    December 31,          December 31,
                                --------------------- ---------------------
                                  2007       2006       2007       2006
                                ---------- ---------- ---------- ----------
OPERATING AND COST DATA FOR MINE
 PRODUCTION (Continued)

East Boulder Mine:
Ounces produced (000)
 Palladium                              31         36        139        149
 Platinum                                9         10         39         43
                                ---------- ---------- ---------- ----------
  Total                                 40         46        178        192
                                ========== ========== ========== ==========
Tons milled (000)                      119        137        529        550
Mill head grade (ounce per ton)       0.38       0.39       0.38       0.39
Sub-grade tons milled (000) (1)          -          -          -          -
Sub-grade tons mill head grade
 (ounce per ton)                         -          -          -          -
Total tons milled (000) (1)            119        137        529        550
Combined mill head grade (ounce
 per ton)                             0.38       0.39       0.38       0.39
Total mill recovery (%)                 90         89         90         89
Total operating costs per ounce
 (Non-GAAP)  (2)                $      404 $      290 $      337 $      266
Total cash costs per ounce
 (Non-GAAP)  (2)                $      466 $      363 $      403 $      326
Total production costs per
 ounce (Non-GAAP)   (2)         $      703 $      540 $      611 $      501
Total operating costs per ton
 milled  (Non-GAAP)  (2)        $      137 $       99 $      113 $       93
Total cash costs per ton milled
 (Non-GAAP)   (2)               $      158 $      124 $      136 $      113
Total production costs per ton
 milled  (Non-GAAP)  (2)        $      238 $      184 $      206 $      174

Stillwater Mining Company

                                    Three Months ended  Twelve months ended
(Unaudited)                            December 31,        December 31,
                                    ------------------- -------------------
(in thousands, where noted)           2007      2006      2007      2006
                                    --------- --------- --------- ---------
SALES AND PRICE DATA

Ounces sold (000)
 Mine production:
  Palladium (oz.)                          98       127       425       466
  Platinum (oz.)                           28        38       120       138
                                    --------- --------- --------- ---------
   Total                                  126       165       545       604
                                    --------- --------- --------- ---------
 Other PGM activities: (5)
  Palladium (oz.)                          33        40       146       196
  Platinum (oz.)                           25        40       119       130
  Rhodium (oz.)                             6         7        24        28
                                    --------- --------- --------- ---------
    Total                                  64        87       289       354
                                    --------- --------- --------- ---------
 By-products from mining: (6)
  Rhodium (oz.)                             1         1         4         4
  Gold (oz.)                                3         3        11        11
  Silver (oz.)                              3         2         9         6
  Copper (lb.)                            258        44       942       892
  Nickel (lb.)                            301       370     1,171     1,585
Average realized price per ounce
 (3)
 Mine production:
  Palladium ($/oz.)                 $     389 $     370 $     384 $     370
  Platinum ($/oz.)                  $   1,006 $     933 $     953 $     868
   Combined ($/oz.)(4)              $     528 $     499 $     509 $     484
 Other PGM activities: (5)
  Palladium ($/oz.)                 $     360 $     324 $     352 $     306
  Platinum ($/oz.)                  $   1,318 $   1,158 $   1,247 $   1,122
  Rhodium ($/oz.)                   $   6,013 $   4,738 $   5,732 $   4,111
 By-products from mining:(6)
  Rhodium ($/oz.)                   $   6,618 $   4,953 $   6,217 $   4,516
  Gold ($/oz.)                      $     800 $     621 $     699 $     603
  Silver ($/oz.)                    $      14 $      13 $      13 $      12
  Copper ($/lb.)                    $    3.42 $    2.48 $    3.34 $    2.91
  Nickel ($/lb.)                    $   13.80 $   14.71 $   16.91 $   10.04
Average market price per ounce (4)
  Palladium ($/oz.)                 $     360 $     321 $     355 $     320
  Platinum ($/oz.)                  $   1,445 $   1,130 $   1,303 $   1,143
   Combined ($/oz.)(4)              $     605 $     506 $     564 $     508

(1) Sub-grade tons milled includes reef waste material only.  Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, Norilsk
    Nickel transaction expenses and interest income and expense are not included in total operating costs, total cash costs or total production costs.  Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  These measures of cost are not defined under U.S. Generally Accepted
    Accounting Principles (GAAP).  Please see "Reconciliation of Non-GAAP
    Measures to Costs of Revenues" and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold.  The average market price represents the average London PM Fix for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.

(5) Ounces sold and average realized price per ounce from other PGM activities relate to ounces produced from processing of catalyst materials, ounces purchased in the open market for resale and palladium received in the Norilsk Nickel transaction.

(6) By-product metals sold reflect contained metal.  Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/ (Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Costs of Revenues

(unaudited) (in thousands,       Three months ended   Twelve months ended
 except per ounce and per ton       December 31,          December 31,
 costs)                         --------------------  --------------------
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  38,325  $  37,153  $ 143,142  $ 144,144
 Royalties, taxes and other         6,671      9,134     33,396     32,901
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  44,996  $  46,287  $ 176,538  $ 177,045
 Asset retirement costs               189        168        734        650
 Depreciation and amortization     20,262     22,342     82,396     83,583
 Depreciation and amortization
  (in inventory)                    1,357     (1,365)     1,264     (1,659)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  66,804  $  67,432  $ 260,932  $ 259,619
 Change in product inventories     (3,759)     5,679     11,848     41,642
 Costs of recycling activities     73,979     85,152    305,911    250,444
 Recycling activities  -
  depreciation                         58         25        142        100
 Add: Profit from recycling
  activities                        6,005      7,969     27,026     25,389
 Loss or (gain) on sale of
  assets                                4        115       (180)       279
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues                       $ 143,091  $ 166,372  $ 605,679  $ 577,473
                                =========  =========  =========  =========

Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  22,034  $  23,621  $  83,174  $  93,230
 Royalties, taxes and other         4,176      5,755     21,633     21,496
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  26,210  $  29,376  $ 104,807  $ 114,726
 Asset retirement costs               132        121        512        470
 Depreciation and amortization     11,180     13,599     46,521     49,620
 Depreciation and amortization
  (in inventory)                      975       (833)       255       (993)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  38,497  $  42,263  $ 152,095  $ 163,823
 Change in product inventories     (5,586)    (2,742)    (2,872)     1,882
 Add: Profit from recycling
  activities                        4,161      5,571     17,883     17,612
 Loss or (gain) on sale of
  assets                               (9)         7       (254)       187
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  37,063  $  45,099  $ 166,852  $ 183,504
                                =========  =========  =========  =========

East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  16,291  $  13,532  $  59,968  $  50,914
 Royalties, taxes and other         2,495      3,379     11,763     11,405
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  18,786  $  16,911  $  71,731  $  62,319
 Asset retirement costs                57         47        222        180
 Depreciation and amortization      9,083      8,744     35,877     33,963
 Depreciation and amortization
  (in inventory)                      381       (532)     1,007       (666)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  28,307  $  25,170  $ 108,837  $  95,796
 Change in product inventories       (957)    (1,846)       432       (439)
 Add: Profit from recycling
  activities                        1,844      2,398      9,143      7,777
 Loss or (gain) on sale of
  assets                               13         92         36         40
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  29,207  $  25,814  $ 118,448  $ 103,174
                                =========  =========  =========  =========

Other PGM activities: (1)
Reconciliation to costs of
 revenues:
 Change in product inventories  $   2,784  $  10,267  $  14,288  $  40,199
 Recycling activities -
  depreciation                         58         25        142        100
 Costs of recycling activities     73,979     85,152    305,911    250,444
 Loss or (gain) on sale of
  assets                                -         16         38         52
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  76,821  $  95,460  $ 320,379  $ 290,795
                                =========  =========  =========  =========

(1) The East Boulder Mine commenced commercial production activities at the beginning of 2002.

(2) Other PGM activities include recycling and sales of palladium received in the Norilsk Nickel transaction and other.

CONTACT:
Dawn McCurtain
(406) 373-8787